UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

LEINER HEALTH PRODUCTS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-33121	95-3431709
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 East 233rd Street, Carson, California	90745
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 835-8400

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On May 30, 2008, Leiner Health Products Inc. (“Leiner”) entered into an Asset Purchase Agreement (the “Agreement”) for the sale of substantially all of its assets to a wholly-owned subsidiary of NBTY, Inc. (“NBTY”) for approximately $260 million including the assumption of certain liabilities. Consummation of the sale contemplated under the Agreement is subject to higher or better offers that may be submitted by competing bidders in connection with a sale process conducted under the supervision of the bankruptcy court presiding over Leiner’s chapter 11 bankruptcy cases.  If a higher or better offer is submitted, an auction will be conducted on June 9, 2008, in which case NBTY may amend the terms of the Agreement with a superior offer or, alternatively, Leiner may sell to another bidder who submits the higher or better offer. If Leiner proceeds to consummate a sale with another bidder, NBTY will be entitled to receive a break-up fee of $5.75 million plus a limited expense reimbursement out of the proceeds of such other sale.

Other terms of the Agreement include a purchase price adjustment based upon the actual net working capital transferred at closing and actual cure cost paid to parties to certain assumed contracts.  Simultaneously with the execution of the Agreement, NBTY and Leiner also entered into an escrow agreement pursuant to which a portion of the purchase price will be held in escrow until the closing of the purchase transaction. The transaction is subject to bankruptcy court approval, regulatory and other customary approvals and is expected to close no later than September, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leiner Health Products Inc.

By: /s/ Tae J. Rhee

Tae J. Rhee
Senior Vice President & General Counsel

Date June 2, 2008